Ex 99.1

PTC Announces Fourth fiscal Quarter and Full Year 2022 Results

Strong Performance in Fourth Fiscal Quarter and Full Year

BOSTON, MA, November 2, 2022 - PTC (NASDAQ: PTC) today reported financial results for its fourth fiscal quarter and full year ended September 30, 2022.

“In our fourth fiscal quarter, we again delivered strong results. We reported ARR growth of 7%,organic ARR growth of 6%, and organic constant currency growth of 15%. The Codebeamer business, which we acquired in the third quarter, continued to perform well and added an additional point of ARR growth, taking constant currency ARR growth to 16% for the 4th quarter and full year. In fiscal 2022, our cash from operations was $435 million, up 18% year over year, and our free cash flow was $416 million, up 21% year over year. While currency headwinds have impacted our ARR, our solid execution, the timing of our collections, and prudent cost controls have mitigated the impact on cash flow,” said James Heppelmann, President and CEO, PTC.

“Our differentiated product portfolio and industry-leading SaaS capabilities align well to the manufacturing industry’s push for digital transformation. Despite challenging economic conditions, the strong resiliency of our business due to our subscription model and our strong market position, coupled with strong execution, has allowed PTC to surpass all of our key guidance measures throughout fiscal 2022. We are positioned for continued solid performance in fiscal 2023,” concluded Heppelmann.

Fourth Quarter 2022 and Full Year Highlights[1]

Key operating and financial highlights are set forth below. For additional details, please refer to the Q4’22 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com. Revenue and, as a result, operating margin, operating profit, and earnings per share are impacted by revenue recognition under ASC 606.

•
ARR as reported was $1,572 million at the end of Q4’22, up 7% compared to $1,468 million in Q4’21. On a constant currency basis, Q4’22 ARR was $1,706 million, up 16%, compared to $1,468 million in Q4’21, and exceeded guidance. On an organic basis (excluding Codebeamer, which was acquired in Q3’22), Q4’22 ARR was $1,556 million, up 6% compared to $1,468 million in Q4’21. On an organic constant currency basis, Q4’22 ARR was $1,688 million, up 15% compared to $1,468 million in Q4’21. Foreign exchange rate fluctuations had a $134 million negative impact on our Q4’22 reported ARR, compared to our Q4’22 constant currency ARR. ARR at the end of Q4’22 includes a $4 million reduction associated with discontinuing our business operations in Russia in Q2’22.
•
Cash flow from operations was $38 million, free cash flow was $29 million, and adjusted free cash flow was $33 million in Q4’22, compared to cash flow from operations of $45 million, free cash flow of $32 million, and adjusted free cash flow of $33 million in Q4’21. For FY’22, cash flow from operations was $435 million, free cash flow was $416 million, and adjusted free cash flow was $468 million, up compared to FY’21 by 18%, 21%, and 20%, respectively. Cash flow results for Q4’22 and FY’22 exceeded guidance. Foreign exchange rate fluctuations had an approximately $30 million negative impact to our FY’22 free cash flow.
•
Revenue was $508 million in Q4’22, up 6% compared to $481 million in Q4’21. On a constant currency basis, revenue was up 12% compared to Q4’21. For FY’22, revenue was $1,933 million, up 7% compared to $1,807 million in FY’21, and in-line with guidance. On a constant currency basis, FY’22 revenue was up 11% compared to FY’21. We do not provide constant currency revenue guidance.

1] The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

•
Operating margin was 29% in Q4’22, compared to 24% in Q4’21. Non-GAAP operating margin in Q4’22 was 40%, compared to 37% in Q4’21. For FY’22, operating margin was 23%, compared to 21% in FY’21. Non-GAAP operating margin was 38% in FY’22, compared to 35% in FY’21.
•
Earnings per share was $0.90 in Q4’22, compared to $2.46 in Q4’21. Non-GAAP earnings per share in Q4’22 was $1.27, compared to $1.10 in Q4’21. For FY’22, earnings per share was $2.65, compared to $4.03 in FY’21. Non-GAAP earnings per share was $4.58 in FY’22, compared to $3.97 in FY’21. Our Q4’21 and FY’21 GAAP earnings per share benefitted from a $69 million gain on our investment in Matterport, Inc. and a $137 million release of our U.S. valuation allowance.
•
Total cash and cash equivalents as of the end of Q4’22 was $272 million. Gross debt was $1.36 billion as of the end of Q4’22. We repaid $75 million on our revolving credit facility in Q4’22. At the end of Q4’21, total cash and equivalents was $327 million and gross debt was $1.45 billion.
•
Stock repurchases were $125 million in FY’22.

Fiscal 2023 and Q1’23 Guidance

“PTC delivered solid fourth quarter results. With strong bookings performance and significantly improved churn, we beat our ARR and free cash flow guidance for the quarter and the year. Balancing our momentum and forecast with potential macro uncertainties, we are establishing ARR guidance for fiscal 2023 that represents 10% to 14% constant currency growth over fiscal 2022. We expect revenue, which is significantly impacted by both ASC606 revenue recognition and currency fluctuations, to be approximately flat on a year over year basis. Given the resilience of the business model, our consistent execution, operational discipline and the actions we have taken to align our investments with growth expectations, we expect free cash flow of approximately $560M in fiscal 2023,” said Kristian Talvitie, EVP and CFO, PTC.

“For Q1’23, we are establishing ARR guidance of 14% to 15% constant currency growth compared to Q1’22, and free cash flow guidance of approximately $165 million,” concluded Talvitie.

In millions except percentages	FY’22 Actual	FY’23 Guidance	FY’23 YoY Growth Guidance	Q1’23 Guidance
ARR at Constant Currency(1)	$1,572	$1,730 - $1,790	10% - 14%	$1,580 - $1,600
Cash from Operations(2)	$435	~$580	~33%	~$170
Free Cash Flow(2),(3)	$416	~$560	~35%	~$165
Adjusted Free Cash Flow(2),(3)	$468	~$562	~20%	~$166
Revenue	$1,933	$1,910 - $1,990	(1)% - 3%
(1)
On a constant currency basis, using our FY’23 Plan foreign exchange rates (rates as of September 30, 2022) for FY’22 actual ARR, FY’23 ARR guidance, and Q1’23 ARR guidance; FY’22 actual ARR at constant currency using our FY’22 Plan foreign exchange rates (rates as of September 30, 2021) was $1,706 million.
(2)
FY’23 cash from operations and free cash flow guidance include restructuring payments of approximately $1 million and acquisition and transaction-related payments of approximately $1 million, both of which are excluded from FY’23 adjusted free cash flow guidance; Q1’23 cash from operations and free cash flow guidance include expected restructuring payments of approximately $1 million which is excluded from Q1’23 adjusted free cash flow guidance.
(3)
Free cash flow and adjusted free cash flow guidance are net of expected capital expenditures of approximately $20 million in FY’23 and $5 million in Q1’23.

Our FY’23 and Q1’23 financial guidance includes the assumptions below:

•
We provide ARR guidance on a constant currency basis, using our FY’23 Plan foreign exchange rates (rates as of September 30, 2022) for all periods.
•
We expect FY’23 organic churn to be ~5.5%.
•
For cash flow, due to invoicing seasonality, and consistent with the past 2 years, we expect the majority of our collections to occur in the first half of our fiscal year and for Q4’23 to be our lowest cash flow generation quarter.
•
At the mid-point of ARR guidance, we expect FY’23 GAAP operating expenses to decrease approximately 4% to 5% and non-GAAP operating expenses to increase approximately 0% to 1% compared to FY’22.
•
FY’23 GAAP P&L results are expected to include the items outlined below, totaling $216 million to $231 million, as well as their related tax effects:
•
$160 million to $175 million of stock-based compensation expense
•
$56 million of intangible asset amortization expense
•
Our FY’23 GAAP and non-GAAP tax rate is expected to be approximately 22%.
•
FY’23 capital expenditures are expected to be approximately $20 million.
•
Our long-term goal, assuming our Debt/EBITDA ratio is below 3x, is to return approximately 50% of our free cash flow to shareholders via share repurchases, while also taking into consideration the interest rate environment and strategic opportunities.

PTC’s Fiscal Fourth Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, November 2, 2022. To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735 and provide the passcode 7328695, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges and credits; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” on page 24 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

Free Cash Flow and Adjusted Free Cash Flow: PTC provides information on free cash flow and adjusted free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Adjusted free cash flow is free cash flow net of restructuring payments, acquisition and transaction-related payments, and non-ordinary course tax-related payments or receipts. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, FY’22 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2021, rather than the actual exchange rates in effect during that period. All discussion of FY’23 and comparative prior period ARR results (including FY’22 baseline amounts) are reflected using the foreign exchange rates as of September 30, 2022.

Operating Measures

ARR: We provide an ARR (Annual Run Rate) operating measure to help investors understand and assess the performance of our business as a SaaS and on-premises subscription company. ARR represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period.

We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from customers.

Organic Constant Currency ARR: We provide an organic constant currency ARR measure to help investors understand and assess the performance of our business without the effect of ARR (other than insignificant amounts) from acquisitions in the comparative period and foreign exchange rate fluctuations.

Because our ARR measures represent the annualized value of customer contracts as of a point in time, they do not represent revenue for any particular period or remaining revenue that will be recognized in future periods.

Churn: We provide churn measures to enable investors to understand and assess our customer contract retention. Churn represents the difference between the ARR amount for all subscription software, cloud, SaaS, and support contracts ended within a reporting period and the annualized renewal transactions started within a reporting period, as of the end of the reporting period.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations and targets, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve when or as we expect, or may deteriorate, due to, among other factors, the effects of the COVID-19 pandemic, including supply chain disruptions, increasing interest rates and inflation, volatile foreign exchange rates and the current strength of the U.S. dollar, and the effects of the Russia/Ukraine conflict, including the effect on energy supplies to Europe, which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our SaaS businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt our technologies than we expect or if they adopt competing technologies; our strategic initiatives and investments, including our accelerated investments in our transition to SaaS, may not deliver the results when or as we expect; we may be unable to generate sufficient operating cash flow to return 50% of free cash flow to shareholders, and other uses of cash or our credit facility limits or other matters could preclude such repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC enables global manufacturers to realize double-digit impact with software solutions that enable them to accelerate product and service innovation, improve operational efficiency, and increase workforce productivity. In combination with an extensive partner network, PTC provides customers flexibility in how its technology can be deployed to drive digital transformation – on premises, in the cloud, or via its pure SaaS platform. At PTC, we don't just imagine a better world, we enable it.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

Revenue:
Recurring revenue	$463,156	$429,350	$1,736,188	$1,616,328
Perpetual license	7,854	10,369	34,065	33,013
Professional services	36,915	40,937	163,094	157,818
Total revenue (1)	507,925	480,656	1,933,347	1,807,159

Cost of revenue (2)	95,530	99,748	385,980	371,102

Gross margin	412,395	380,908	1,547,367	1,436,057

Operating expenses:
Sales and marketing (2)	119,038	129,464	485,247	517,779
Research and development (2)	88,183	78,403	338,822	299,917
General and administrative (2)	50,705	48,589	204,732	206,006
Amortization of acquired intangible assets	9,105	7,688	34,970	29,396
Restructuring and other charges (credits), net	(653)	1,627	36,234	2,211
Total operating expenses	266,378	265,771	1,100,005	1,055,309

Operating income	146,017	115,137	447,362	380,748
Other income (expense), net	(8,639)	54,385	(50,264)	11,007
Income before income taxes	137,378	169,522	397,098	391,755
Provision (benefit) for income taxes	30,541	(123,421)	84,017	(85,168)
Net income	$106,837	$292,943	$313,081	$476,923

Earnings per share:
Basic	$0.91	$2.50	$2.67	$4.08
Weighted average shares outstanding	117,431	117,230	117,194	116,836

Diluted	$0.90	$2.46	$2.65	$4.03
Weighted average shares outstanding	118,634	118,921	118,233	118,367

(1) See supplemental financial data for revenue by license, support, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
License revenue (1)	$220,034	$199,284	$782,680	$738,053
Support and cloud services revenue	250,976	240,435	987,573	911,288
Professional services revenue	36,915	40,937	163,094	157,818
Total revenue	$507,925	$480,656	$1,933,347	$1,807,159

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Cost of revenue	$4,110	$5,229	$22,775	$19,263
Sales and marketing	10,911	11,179	49,467	53,712
Research and development	11,262	9,394	41,944	34,272
General and administrative	15,297	17,591	60,677	70,042
Total stock-based compensation	$41,580	$43,393	$174,863	$177,289

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

GAAP gross margin	$412,395	$380,908	$1,547,367	$1,436,057
Stock-based compensation	4,110	5,229	22,775	19,263
Amortization of acquired intangible assets included in cost of revenue	6,568	8,125	25,578	29,769
Non-GAAP gross margin	$423,073	$394,262	$1,595,720	$1,485,089

GAAP operating income	$146,017	$115,137	$447,362	$380,748
Stock-based compensation	41,580	43,393	174,863	177,289
Amortization of acquired intangible assets	15,673	15,813	60,548	59,165
Acquisition and transaction-related charges	1,877	166	13,185	15,010
Restructuring and other charges (credits), net	(653)	1,627	36,234	2,211
Non-GAAP operating income (1)	$204,494	$176,136	$732,192	$634,423

GAAP net income	$106,837	$292,943	$313,081	$476,923
Stock-based compensation	41,580	43,393	174,863	177,289
Amortization of acquired intangible assets	15,673	15,813	60,548	59,165
Acquisition and transaction-related charges	1,877	166	13,185	15,010
Restructuring and other charges (credits), net	(653)	1,627	36,234	2,211
Non-operating charges (credits), net (2)	(3,408)	(68,829)	(1,362)	(68,829)
Income tax adjustments (3)	(11,448)	(154,546)	(55,065)	(191,611)
Non-GAAP net income	$150,458	$130,567	$541,484	$470,158

GAAP diluted earnings per share	$0.90	$2.46	$2.65	$4.03
Stock-based compensation	0.35	0.36	1.48	1.50
Amortization of acquired intangibles	0.13	0.13	0.51	0.50
Acquisition and transaction-related charges	0.02	-	0.11	0.13
Restructuring and other charges (credits), net	(0.01)	0.01	0.31	0.02
Non-operating charges (credits), net	(0.03)	(0.58)	(0.01)	(0.58)
Income tax adjustments	(0.10)	(1.30)	(0.47)	(1.62)
Non-GAAP diluted earnings per share	$1.27	$1.10	$4.58	$3.97
(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
GAAP operating margin	28.7%	24.0%	23.1%	21.1%
Stock-based compensation	8.2%	9.0%	9.0%	9.8%
Amortization of acquired intangibles	3.1%	3.3%	3.1%	3.3%
Acquisition and transaction-related charges	0.4%	0.0%	0.7%	0.8%
Restructuring and other charges (credits), net	(0.1)%	0.3%	1.9%	0.1%
Non-GAAP operating margin	40.3%	36.6%	37.9%	35.1%

(2) Credits for Q422 include a $3.4 million gain on the sale of an asset. Net credits for FY22 include a $29.8 million gain on the sale of a portion of our PLM services business, a $3.4 million gain on the sale of an asset, and a $3.0 million gain on the sale of an investment, offset by a $34.8 million charge from the reduction in value of an equity investment in a publicly-traded company. Non-operating credits for Q421 and FY21 include a $68.8 million gain associated with an increase in value of an equity investment in a publicly-traded company.

(3) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. In FY22, adjustments include tax expense of $15.5 million related to the sale of our PLM services business, of which $8.1 million pertains to the basis difference in goodwill. Our Q421 and FY21 GAAP results included benefits of $137.4 million and $179.7 million, respectively, related to the release of the valuation allowance on the majority of our U.S. net deferred tax assets. As we were profitable on a non-GAAP basis, the FY21 tax provision was calculated assuming there was no valuation allowance. Additionally, our non-GAAP results for FY21 excluded tax expenses of $34.8 million related to a non-U.S. prior period tax exposure, primarily related to foreign withholding taxes.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2022	2021

ASSETS

Cash and cash equivalents	$272,182	$326,532
Accounts receivable, net	636,556	541,072
Property and equipment, net	98,101	100,237
Goodwill and acquired intangible assets, net	2,736,372	2,570,854
Lease assets, net	137,780	152,337
Other assets	806,277	816,528

Total assets	$4,687,268	$4,507,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$520,333	$497,677
Debt, net of deferred issuance costs	1,350,628	1,439,471
Lease obligations	189,575	208,799
Other liabilities	330,698	323,145
Stockholders' equity	2,296,034	2,038,468

Total liabilities and stockholders' equity	$4,687,268	$4,507,560

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

Cash flows from operating activities:
Net income	$106,837	$292,943	$313,081	$476,923
Stock-based compensation	41,580	43,393	174,863	177,289
Depreciation and amortization	22,238	22,569	87,694	85,239
Amortization of right-of-use lease assets	8,198	9,264	34,346	37,295
Loss (gain) on investment	-	(68,829)	31,854	(68,829)
Gain on divestiture of business	-	-	(29,808)	-
Accounts receivable	(190,235)	(115,308)	(165,006)	(119,418)
Accounts payable and accruals	17,080	25,916	312	41,871
Deferred revenue	39,549	27,969	57,586	58,702
Income taxes	21,510	(130,602)	27,634	(144,126)
Other	(28,258)	(61,994)	(97,230)	(176,137)
Net cash provided by operating activities	38,499	45,321	435,326	368,809

Capital expenditures	(9,517)	(13,051)	(19,496)	(24,713)
Acquisition of businesses, net of cash acquired (1)	(7,969)	(251)	(282,943)	(718,030)
Purchase of intangible assets	(998)	-	(6,451)	(550)
Purchase of investments	-	(2,000)	-	(4,000)
Borrowings (payments) on debt, net	(75,000)	(40,000)	(91,000)	432,000
Repurchases of common stock	-	(30,000)	(125,000)	(30,000)
Net proceeds associated with issuance of common stock	10,350	11,091	21,207	21,575
Payments of withholding taxes in connection with vesting of stock-based awards	(6,135)	(10,742)	(68,991)	(52,957)
Net proceeds from marketable securities (2)	-	-	-	58,469
Net proceeds from sale of investments (3)	-	-	46,906	-
Divestitures of businesses and assets, net (4)	-	-	32,518	-
Other financing & investing activities	10,164	2,181	27,968	611
Foreign exchange impact on cash	(9,548)	(1,773)	(24,203)	(127)

Net change in cash, cash equivalents, and restricted cash	(50,154)	(39,224)	(54,159)	51,087
Cash, cash equivalents, and restricted cash, beginning of period	323,042	366,271	327,047	275,960
Cash, cash equivalents, and restricted cash, end of period	$272,888	$327,047	$272,888	$327,047

(1) In Q322, we acquired Intland for approximately $278 million, net of cash acquired. In Q221, we acquired Arena for approximately $715 million, net of cash acquired.
(2) In Q121, we sold all of our available-for-sale securities.
(3) In Q222, we sold an equity investment in a publicly-traded company for $42.7 million.
(4) In Q322, we sold a portion of our PLM services business.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Cash provided by operating activities	$38,499	$45,321	$435,326	$368,809
Capital expenditures	(9,517)	(13,051)	(19,496)	(24,713)
Free cash flow	$28,982	$32,270	$415,830	$344,096
Restructuring and other related payments	2,314	748	40,826	14,464
Acquisition and transaction-related payments	1,718	139	11,834	14,981
Non-ordinary course tax payment (1)	-	-	-	17,907
Adjusted free cash flow	$33,014	$33,157	$468,490	$391,448

(1) In 2021, we made payments related to a non-U.S. prior period tax exposure, primarily related to foreign withholding taxes.